Exhibit 10(d)
NOTICE OF ADJUSTMENT TO THE
GE PERFORMANCE STOCK UNIT GRANT AGREEMENT

This NOTICE OF ADJUSTMENT TO THE GE PERFORMANCE STOCK UNIT GRANT AGREEMENT (this “Notice”) is hereby that, effective July 30, 2021 (the "effective date"), certain adjustments were made to the GE Performance Share Grant Agreement between General Electric Company (the “Company”) and Carolina Dybeck Happe, dated September 3, 2020 (the “Award Agreement”), which documents the grant of certain performance stock units by the Company to Ms. Dybeck Happe.
This Notice is to advise Ms. Dybeck Happe that proportional adjustments have been made to the Award Agreement to reflect the reverse stock split of the Company’s common stock at a ratio of 1-for-8 (the “reverse stock split”), which was completed on the effective date. The adjustments described herein are made in accordance with the anti-dilution provisions of the Award Agreement and the 2007 Long-Term Incentive Plan, as amended and restated, and are consistent with the adjustments made for shareholders generally.
1.Adjustments:

a. The number of performance shares granted at target is adjusted from 1,093,920 to 136,740.

b.The reference to par value shall mean $0.01 per share.

c.The Reference Stock Price is adjusted from $6.67 to $53.36.

d.The closing price per Share used to calculate the Highest Average Price shall be adjusted for any day prior to and including the effective date of this Notice to reflect the reverse stock split.

2.Effect of Notice. Except as set forth in this Notice, the terms of the Award Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Notice has been duly given by and on behalf of the Company.

General Electric Company

By:	/s/ L. Kevin Cox
Name:	L. Kevin Cox
Title:	Chief Human Resource Officer